Exhibit 10.1

VOTING AND SUPPORT AGREEMENT

This VOTING AND SUPPORT AGREEMENT is entered into as of October 28, 2026 (this “Agreement”), by and among DoorDash, Inc., a Nevada corporation (“Parent”), and each of the persons set forth on Schedule A hereto (each, a “Stockholder” and collectively, the “Stockholders”) of Maplebear Inc., a Delaware corporation (the “Company”).  Parent and each Stockholder are each sometimes referred to herein as a “Party” and collectively as the “Parties.”

W I T N E S S E T H:

WHEREAS, Parent, the Company and Ibiza Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), are entering into an Agreement and Plan of Merger dated as of the date hereof (as it may be amended or supplemented from time to time, the “Merger Agreement”), pursuant to which, among other things, at the Effective Time under the Merger Agreement, Merger Sub will merge with and into the Company (the “Merger”), with the Company continuing as the surviving corporation in the Merger and a wholly owned subsidiary of Parent (the “Surviving Corporation”) upon the terms and subject to the conditions set forth in the Merger Agreement and in accordance with the applicable provisions of the Delaware General Corporation Law (the “DGCL”);

WHEREAS, as of the date hereof, each Stockholder is the record or beneficial owner of such number of shares of each class of Company Common Stock as set forth opposite such Stockholder’s name on Schedule A hereto (the “Existing Shares”);

WHEREAS, as a condition to the willingness of Parent and Merger Sub to enter into the Merger Agreement, and incurring the obligations set forth therein, and as an inducement and in consideration for Parent and Merger Sub to enter into the Merger Agreement, each Stockholder has agreed to enter into this Agreement concurrently with the execution and delivery of the Merger Agreement, pursuant to which, among other things, such Stockholder is agreeing, subject to the terms of this Agreement, to vote all of such Stockholder’s Shares in accordance with the terms of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I
GENERAL

1.1       Definitions.  For the purposes of and under this Agreement, the following capitalized terms shall have the respective meanings below.  Capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement.

(a)         “beneficial ownership” by a Person of any securities includes ownership by any Person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares (i) voting power, which includes the power to vote, or to direct the voting of, such security; and/or (ii) investment power, which includes the power to dispose, or to direct the disposition, of such security; and shall otherwise be interpreted in accordance with the term “beneficial ownership” as defined in Rule 13d-3 under the Exchange Act and the rules and regulations of the SEC thereunder; provided that for purposes of determining beneficial ownership, a Person shall be deemed to be the beneficial owner of any securities that may be acquired by such Person pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise (irrespective of whether the right to acquire such securities is exercisable immediately or only after the passage of time, including the passage of time in excess of sixty (60) days, the satisfaction of any conditions, the occurrence of any event or any combination of the foregoing). For purposes of this Agreement, a Person shall be deemed to beneficially own any securities beneficially owned by its controlled affiliates or any group (as defined in Rule 13d-5 under the Exchange Act) of which such Person or any such controlled affiliate is or becomes a member or is otherwise acting in concert; provided, however, that Parent, Merger Sub, the Company and the Company Subsidiaries shall not be deemed to be affiliates of any Stockholder or of any of its affiliates. For the avoidance of doubt, “beneficially own” and “beneficial ownership” shall also include record ownership of securities. The terms “beneficially own,” “beneficially owned” and “beneficial owner” shall each have a correlative meaning.

(b)        “Shares” means, with respect to each Stockholder, (1) such Stockholder’s Existing Shares and (2) any shares of Company Common Stock or other voting capital stock of the Company and any securities convertible into or exercisable or exchangeable for shares of Company Common Stock or other voting capital stock of the Company, in each case that such Stockholder, directly or indirectly, has or acquires (including by way of exchange, conversion, or otherwise) beneficial ownership of on or after the date hereof.

1.2         Other Definitions.

Term	Section

Agreement	Preamble
Company	Preamble
DGCL	Recitals
Encumbrances	Section 4.1(c)
Existing Shares	Recitals
Merger	Recitals
Merger Agreement	Recitals
Merger Sub	Recitals
Parent	Preamble
Parties	Preamble
Party	Preamble
Permitted Encumbrances	Section 4.1(c)
Permitted Transfer	Section 3.2(b)
Stockholder	Preamble
Stockholder Information	Section 5.13
Surviving Corporation	Recitals
Termination Date	Section 5.2
Transfer	Section 3.2(b)

ARTICLE II
AGREEMENT TO VOTE

2.1         Agreement to Vote.

(a)        Each Stockholder hereby irrevocably and unconditionally agrees that during the period beginning on the date hereof and ending on the Termination Date, it shall, at any meeting of the stockholders of the Company (whether annual or special and whether or not an adjourned or postponed meeting, including the Company Stockholders Meeting), however called, in each case to the fullest extent that such Stockholder’s Shares are entitled to vote thereon:

(i)	appear, in person or by proxy, at such meeting or otherwise cause such Stockholder’s Shares to be counted as present thereat for purposes of establishing a quorum; and

(ii)	vote, or cause to be voted at such meeting, in person or by proxy, all of such Stockholder’s Shares:

(A)
in favor of (1) the adoption of the Merger Agreement (as it may be amended, waived or modified in a manner that would not give rise to termination of this Agreement pursuant to Section 5.2(d)) and the approval of the Transactions, including the Merger, (2) any proposal regarding the issuance of the Alternative Stock Consideration (if applicable), and (3) any proposal by the Company to adjourn, recess or postpone the Company Stockholders Meeting made in accordance with Section 4.03(b) of the Merger Agreement; and

(B)
against (1) any action or proposal in favor of any agreement, transaction or proposal that relates to an Takeover Proposal, without regard to the terms of such Takeover Proposal and without regard to whether the Company is permitted by the Merger Agreement to propose such proposal; (2) any action or agreement that is in opposition to the Merger or that would reasonably be expected to result in a breach of any covenant, representation or warranty of the Company or any Company Subsidiary contained in the Merger Agreement, or of such Stockholder contained in this Agreement; and (3) any other action, agreement or transaction that is intended to, or would reasonably be expected to, impede, interfere with, delay, postpone, discourage, frustrate the purposes of, or adversely affect any of the Transactions, including the Merger, or this Agreement or the performance by the Company of its obligations under the Merger Agreement.

Except as set forth in this Section 2.1, nothing in this Agreement shall limit the right of any Stockholder to vote in favor of, against or abstain with respect to any matter presented to the stockholders of the Company.

(b)         Subject to Section 5.2, the obligations of each Stockholder in this Section 2.1 shall apply whether or not the Merger or any action above is recommended by the Board of Directors of the Company (or any committee thereof).

(c)         Any vote required to be cast pursuant to this Section 2.1 shall be cast or executed in accordance with the applicable procedures relating thereto so as to ensure that it is duly counted for purposes of recording the results of that vote. Any attempt by a Stockholder to vote, consent or express dissent with respect to (or otherwise to utilize the voting power of) such Stockholder’s Shares in contravention of this Section 2.1 shall be null and void ab initio. If a Stockholder is the beneficial owner, but not the holder of record, of any Shares, such Stockholder agrees to take all actions necessary to cause the holder of record and any nominees to vote all of such Shares in accordance with this Section 2.1. For the avoidance of doubt, the foregoing commitments apply to any Shares held by any trust, limited partnership or other entity holding Shares over which the applicable Stockholder exercises direct or indirect voting control. To the extent a Stockholder does not fully control the determinations of such stockholder entity, such Stockholder agrees to exercise all voting or other rights it has in such entity to carry out the intent and purposes of the support and voting obligations in this Section 2.1 or otherwise set forth in this Agreement.

(d)       Nothing in this Agreement shall obligate any Stockholder to exercise any option or any other right to acquire any shares of Company Common Stock.

ARTICLE III
ADDITIONAL AGREEMENTS

3.1       Waiver of Appraisal Rights and Certain Other Actions; Litigation.  To the full extent permitted by Law, each Stockholder hereby irrevocably and unconditionally waives, and agrees not to exercise, assert or perfect (or attempt to exercise, assert or perfect) any rights of appraisal (including under Section 262 of the DGCL), any dissenters’ rights and any similar rights relating to the Merger that such Stockholder may have, directly or indirectly, by virtue of the beneficial ownership of any Shares, or may acquire in connection with the Merger. Each Stockholder further agrees not to commence, join in, facilitate, assist or knowingly encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Parent, Merger Sub or the Company or any of their respective affiliates and each of their Representatives relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the transactions contemplated hereby or thereby, including any claim (a) challenging the validity of, or seeking to enjoin or delay the operation of, any provision of this Agreement or the Merger Agreement (including any claim seeking to enjoin or delay the closing of the Merger) or (b) alleging a breach of any duty of the Board of Directors of the Company or any Person (including the Stockholders) in connection with this Agreement, the Merger Agreement or the transactions contemplated hereby or thereby, and hereby irrevocably waives any claim or rights whatsoever with respect to any of the foregoing; provided that nothing in this Section 3.1 shall restrict or limit (i) any Stockholder from enforcing its rights under this Agreement or its rights as a holder of Shares under the Merger Agreement (including the right to receive the Merger Consideration in accordance therewith), (ii) any Stockholder from defending any claim brought against it or (iii) any action taken by any director or officer of the Company in such capacity in accordance with Section 5.14.

3.2         No Inconsistent Arrangements; No Transfer.

(a)         Each Stockholder represents, covenants and agrees that, except for this Agreement, such Stockholder (i) has not entered into, and shall not enter into at any time prior to the Termination Date, any voting agreement, voting trust or similar arrangement or understanding with respect to such Stockholder’s Shares, (ii) has not granted, and shall not grant at any time prior to the Termination Date, a proxy, consent or power of attorney with respect to such Stockholder’s Shares that is inconsistent with Section 2.1, (iii) has not given, and shall not give at any time prior to the Termination Date, any voting instructions or authorities in any manner inconsistent with Section 2.1 of this Agreement with respect to such Stockholder’s Shares, (iv) has not taken, and shall not take at any time while this Agreement remains in effect, any action that would, or would reasonably be expected to, (A) make any representation or warranty of such Stockholder contained herein untrue or incorrect, (B) violate or conflict with such Stockholder’s covenants and obligations under this Agreement, (C) otherwise have the effect of preventing, impairing or materially delaying such Stockholder from performing any of its obligations under this Agreement or (D) have the effect of preventing, impairing or materially delaying the Merger or the other Transactions or the performance by the Company of its obligations under the Merger Agreement.

(b)       Except as provided hereunder, from and after the date hereof and until the earlier of (x) receipt of the Company Stockholder Approval and (y) the Termination Date, each Stockholder shall not, directly or indirectly: (i) create or permit to exist any Encumbrances, other than Permitted Encumbrances, on such Stockholder’s Shares; (ii) offer, transfer, sell, short sell, assign, tender, exchange, encumber, gift, hedge, distribute, pledge or otherwise dispose of (whether by operation of law or otherwise), either voluntary or involuntary, or enter into any option, put, call, derivative or other Contract, arrangement or understanding with respect to any future offer, transfer, sale, short sale, assignment, tender, encumbrance, gift, hedge, hypothecation, distribution, pledge or other disposition (whether by operation of law or otherwise); (iii) grant a proxy or power of attorney with respect to, such Stockholder’s Shares, beneficial ownership thereof or any other interest therein, or enter into any derivative arrangement (collectively, “Transfer”) with respect to such Stockholder’s Shares, or any right or interest therein (or offer to do or consent to any of the foregoing) or (iv) deposit or permit the deposit of such Stockholder’s Shares into a voting trust or enter into a voting agreement or arrangement with respect to such Stockholder’s Shares. Any action taken in violation of the immediately preceding sentence shall be null and void ab initio. Notwithstanding the foregoing, each Stockholder may Transfer such Stockholder’s Shares (A) to any controlled affiliate of such Stockholder, but only if the transferee of such Shares, prior to the date of such Transfer and as a condition precedent to such Transfer, agrees in a signed writing satisfactory to Parent (acting reasonably) to accept such Shares subject to the terms of this Agreement, to assume all of the obligations of such Stockholder under this Agreement, and to be bound by the terms of this Agreement applicable to such Stockholder for all purposes of this Agreement, or (B) to any other Person with the prior written consent of Parent (any such Transfer, a “Permitted Transfer”). If any involuntary Transfer of such Stockholder’s Shares in the Company shall occur (including, but not limited to, a sale by any Stockholder’s trustee in any bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee (including any transferees and subsequent transferees of the initial transferee) shall take and hold such Shares subject to all of the terms of this Agreement (which shall continue in full force and effect until the valid termination of this Agreement in accordance with Section 5.2 hereof) applicable to the initial Stockholder of such Shares.

(c)         Notwithstanding anything to the contrary herein, nothing in this Agreement shall prohibit or restrict any pledge of such Stockholder’s Shares existing as of the date hereof pursuant to any credit facility or related security agreement in effect as of the date hereof; provided, that any foreclosure upon or other exercise of remedies with respect to such pledged Shares by the applicable secured party shall constitute a Transfer that is subject to the restrictions in Section 3.2(b).

3.3         Notice of Acquisitions; Adjustments.  Each Stockholder hereby agrees to notify Parent in writing as promptly as reasonably practicable of the number and type of any additional Shares or other securities of the Company of which such Stockholder acquires beneficial ownership on or after the date hereof. In the event of any stock split (including a reverse stock split), stock dividend, merger, reorganization, recapitalization, reclassification, combination, exchange of shares or the like of the capital stock of the Company affecting such Stockholder’s Shares, the term “Shares” shall be deemed to refer to any resulting securities and the terms of this Agreement shall apply thereto.

3.4       No Shop Obligations of the Stockholders.  Subject to Section 5.14, each Stockholder shall not, nor shall it permit or authorize any of its Representatives to, directly or indirectly, take any action that the Company would then be prohibited from taking under Section 4.02 of the Merger Agreement. Without limiting the foregoing, each Stockholder shall not, and shall cause its Representatives not to, directly or indirectly, encourage or recommend any other holder of Company Common Stock to not adopt the Merger Agreement or approve the Transactions, including the Merger. Each Stockholder shall, and shall cause its Representatives to, immediately cease and cause to be terminated any and all existing solicitation of, or discussions, communications or negotiations with, any Person or group (other than Parent, Merger Sub and their respective affiliates) relating to any Takeover Proposal or any inquiry or request that could reasonably be expected to lead to a Takeover Proposal. For the avoidance of doubt, each Stockholder and its Representatives may engage in such activities to the extent that the Company is then permitted to engage in such activities pursuant to the terms of the Merger Agreement, but only if such Stockholder and its Representatives each comply with the terms of the Merger Agreement as if it were the Company. Each Stockholder agrees that it will promptly inform its Representatives of the obligations undertaken in this Article III.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES

4.1         Representations and Warranties of the Stockholders.  Each Stockholder hereby represents and warrants to Parent, severally and not jointly, as to itself, as follows:

(a)       Authorization; Binding Agreement.  If such Stockholder is not an individual, (i) such Stockholder is duly organized and validly existing in good standing (where such concept is recognized) under the Laws of the jurisdiction in which it is incorporated or constituted and the consummation of the transactions contemplated hereby is within such Stockholder’s entity powers and has been duly authorized by all necessary entity actions on the part of such Stockholder, and such Stockholder has all requisite entity power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby and (ii) the execution, delivery and performance by such Stockholder of this Agreement and the compliance by such Stockholder with each of its obligations herein have been duly and validly authorized by all necessary corporate or other entity action on the part of such Stockholder.  If such Stockholder is an individual, such Stockholder has all requisite legal capacity, right and authority to execute and deliver this Agreement and to perform such Stockholder’s obligations hereunder.  This Agreement has been duly and validly executed and delivered by such Stockholder and, assuming the due authorization, execution and delivery by Parent, constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b)        Non-Contravention.  Neither the execution and delivery of this Agreement by such Stockholder nor the consummation of the transactions contemplated hereby nor compliance by such Stockholder with any provisions herein will (i) if such Stockholder is not an individual, violate, contravene or conflict with or result in any breach of any provision of the certificate of incorporation or bylaws (or other similar governing documents) of such Stockholder, (ii) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity on the part of such Stockholder, except for compliance with the applicable requirements of the Securities Act, the Exchange Act or any other United States state or federal securities laws and the rules and regulations promulgated thereunder, (iii) violate, conflict with, or result in a breach of any provisions of, or require any consent, waiver or approval or result in a default or loss of a benefit (or give rise to any right of termination, cancellation, modification or acceleration or any event that, with the giving of notice, the passage of time or otherwise, would constitute a default or give rise to any such right) under any of the terms, conditions or provisions of any Contract to which such Stockholder is a party or by which such Stockholder or such Stockholder’s properties or assets (including the Shares) may be bound or affected, (iv) result (or, with the giving of notice, the passage of time or otherwise, would result) in the creation or imposition of any Lien (other than Permitted Liens) on any asset of such Stockholder (including the Shares) (other than one created by Parent or Merger Sub) or (v) violate any Law applicable to such Stockholder or by which such Stockholder’s properties or assets (including the Shares) are bound or affected, except, in each case, as would not reasonably be expected to prevent or materially delay or impair the consummation by such Stockholder of the transactions contemplated by this Agreement or otherwise materially impair such Stockholder’s ability to perform its obligations hereunder.

(c)         Ownership of Shares; Total Shares.  Such Stockholder is the record or beneficial owner of all of the Existing Shares and has good and marketable title to all of the Existing Shares free and clear of any Liens, claims, proxies, voting trusts or agreements, options, rights, understandings or arrangements or any other encumbrances, limitations or restrictions whatsoever on title, transfer or exercise of any rights of a stockholder in respect of such Existing Shares (collectively, “Encumbrances”), (x) except for any such Encumbrance that may be imposed pursuant to (i) this Agreement, (ii) any applicable restrictions on transfer under the Securities Act or any state securities law, (iii) the Company Charter and the Company By-laws and (iv) any applicable Company Benefit Plan or agreements evidencing grants thereunder ((i) through (iv), collectively, “Permitted Encumbrances”) and (y) except as would not reasonably be expected to prevent or delay or impair the consummation by such Stockholder of the transactions contemplated by this Agreement or otherwise impair such Stockholder’s ability to perform its obligations hereunder.

(d)       The securities listed on Schedule A opposite such Stockholder’s name constitute all of the shares of Company Common Stock, Company Stock Options, Company Restricted Stock Units, Company Performance Stock Units and any other securities of the Company beneficially owned or owned of record by such Stockholder as of the date hereof.

(e)         Voting Power.  Such Stockholder has, and will at all times during the Voting Period have, full voting power with respect to all of such Stockholder’s Shares (to the extent such Shares have voting rights) and full power of disposition with respect to such Shares to the extent they consist of vested shares of Company Common Stock, full power to issue instructions with respect to the matters set forth herein and full power to agree to all of the matters set forth in this Agreement, in each case with respect to all of such Stockholder’s Shares.

(f)         Absence of Other Voting Agreements.  (i) None of such Stockholder’s Shares is subject to any voting trust, proxy or other agreement, arrangement or restriction with respect to voting, in each case, that is inconsistent with this Agreement and (ii) none of such Stockholder’s Shares is subject to any pledge agreement pursuant to which such Stockholder does not retain sole and exclusive voting rights with respect to such Shares subject to such pledge agreement at least until the occurrence of an event of default under the related debt instrument.

(g)        Absence of Litigation.  With respect to such Stockholder, as of the date hereof, there is no Proceeding pending against such Stockholder, or, to the knowledge of such Stockholder, any other Person, or, to the knowledge of such Stockholder, threatened against such Stockholder or any other Person, in each case, that would reasonably be expected to restrict, impair or prohibit the performance by such Stockholder of its obligations under this Agreement.  Neither such Stockholder nor any of such Stockholder’s properties or assets is or are subject to any orders, judgments or decrees, except for those that, individually or in the aggregate, would not reasonably be expected to impair such Stockholder’s ability to perform its obligations under this Agreement on a timely basis.

(h)       Reliance by Parent and Merger Sub.  Such Stockholder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon such Stockholder’s execution and delivery of this Agreement and the representations, warranties, covenants and obligations of such Stockholder contained herein.  Such Stockholder has had the opportunity to review this Agreement and the Merger Agreement with counsel of its own choosing.  Such Stockholder understands and acknowledges that the Merger Agreement governs the terms of the Merger and the other transactions contemplated thereby.

(i)        Brokers.  Except for those Persons set forth in Section 2.21 of the Company Disclosure Letter and Section 2.21 of the Merger Agreement, such Stockholder has not employed or engaged any investment banker, broker or finder who is entitled to any fee or any commission in connection with this Agreement or upon or as a result of the consummation of the Merger.

4.2        Representations and Warranties of Parent.  Parent hereby represents and warrants to each Stockholder as follows:

(a)      Organization and Qualification.  Parent is a duly organized and validly existing corporation in good standing under the Laws of the jurisdiction of its organization.

(b)         Authority for this Agreement.  Parent has all requisite entity power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by Parent have been duly and validly authorized by all necessary entity action on the part of Parent, and no other entity proceedings on the part of Parent are necessary to authorize this Agreement.  This Agreement has been duly and validly executed and delivered by Parent and, assuming the due authorization, execution and delivery by each Stockholder, constitutes a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, subject to the Bankruptcy and Equity Exception.

ARTICLE V
MISCELLANEOUS

5.1        Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally (notice deemed given upon receipt), by electronic mail (notice deemed given upon transmission so long as there is no return error message or other notification of non-delivery received by the sender; provided that electronic mail received after 6:00 p.m., Pacific Time, shall be deemed received on the next day) or sent by a nationally recognized overnight courier or express delivery service (notice deemed given upon receipt of proof of delivery), to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

if to Parent, to:

DoorDash, Inc.
303 2nd Street, Suite 800
San Francisco, CA 94107
Email:  [***]
Attention:  Corporate Legal

with a copy to:

Latham & Watkins LLP
801 Jefferson Avenue, Suite 300
Redwood City, California 94063
Email:  mark.bekheit@lw.com; ian.nussbaum@lw.com;
shannon.cheng@lw.com
Attention:  Mark M. Bekheit; Ian Nussbaum; Shannon Cheng

if to any Stockholder, to such Stockholder’s address below:

[Stockholder]
[Address]
Email:  [●]
Attention:  [●]

with a copy to:

[Name]
[Address]
Email:  [●]
Attention:  [●]

5.2       Termination.  This Agreement shall terminate automatically with respect to each Stockholder and Parent, without any notice or other action by any Person, upon the earliest to occur of (a) the valid termination of the Merger Agreement in accordance with its terms, (b) the Effective Time, (c) the termination of this Agreement by the mutual written consent of the Parties, or (d) the entry without the prior written consent of such Stockholder into any amendment, waiver or modification to the Merger Agreement that (i) results in a decrease in the amount or (ii) a change in the form or mix, of the Merger Consideration (other than, for the avoidance of doubt, any change resulting from the Alternative Stock Issuance) (the date of termination, the “Termination Date”). Upon termination of this Agreement with respect to each Stockholder and Parent, neither such Stockholder nor Parent shall have any further obligations or liabilities under this Agreement; provided, however, that (i) nothing set forth in this Section 5.2 shall relieve any Party from liability for fraud or any Willful Breach of this Agreement prior to termination hereof and (ii) the provisions of this Article V shall survive any termination of this Agreement.

5.3         Amendments and Waivers.

(a)         Subject to applicable Law and except as otherwise provided in this Agreement, this Agreement may be amended, modified and supplemented by written agreement of each Party.

(b)         At any time and from time to time prior to the Effective Time, each Party may, to the extent legally allowed and except as otherwise set forth herein, (i) extend the time for the performance of any of the obligations or other acts of the other Party, as applicable, (ii) waive any inaccuracies in the representations and warranties made by the other Party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for their respective benefit contained herein.  Any agreement on the part of Parent or any Stockholder to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of Parent or such Stockholder, as applicable.  No failure or delay by Parent or a Stockholder in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

5.4        Entire Agreement; Third-Party Beneficiaries.  This Agreement and the other documents and certificates delivered pursuant hereto constitute the entire agreement among the Parties, and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter of this Agreement. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than the Parties any rights or remedies hereunder; provided, however, that the Company is hereby made a third-party beneficiary of the rights granted to Parent hereby for the purpose of obtaining specific performance of each Stockholder’s obligations hereunder (which right of specific performance may be sought directly against such Stockholder or indirectly through Parent) and for no other purpose (including any claim for monetary damages hereunder).

5.5       Enforcement; Remedies.  The Parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the Parties (and, to the extent provided in Section 5.4, the Company) shall be entitled to an injunction or injunctions, or any other appropriate form of equitable relief, to prevent breaches of this Agreement and to enforce specifically the performance of the terms and provisions of this Agreement in any court referred to in Section 5.6(b), without the necessity of proving the inadequacy of money damages as a remedy, this being in addition to any other remedy to which they are entitled at law or in equity. Each Party further agrees that no other Party or any other Person (including the Company, to the extent provided in Section 5.4) shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 5.5, and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. The Parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy. Each of the Parties acknowledges and agrees that the right of specific enforcement is an integral part of the transactions contemplated hereby and without such right, none of the Parties would have entered into this Agreement.

5.6         Governing Law; Jurisdiction.

(a)        This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to conflicts of laws principles that would result in the application of the Law of any other state.

(b)         Each of the Parties hereby irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, if such court shall be unavailable, any state or federal court sitting in the State of Delaware) for the purpose of any Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, and each of the Parties hereby irrevocably agrees that all claims with respect to such Proceeding may be heard and determined exclusively in such court. Each of the Parties (i) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware (or, if such court shall be unavailable, any state or federal court sitting in the State of Delaware) in the event any Proceeding arises out of this Agreement or the transactions contemplated hereby, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) irrevocably consents to the service of process in any Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, on behalf of itself or its property, by U.S. registered mail to such Party’s respective address set forth in Section 5.1 (provided that nothing in this Section 5.6(b) shall affect the right of any Party to serve legal process in any other manner permitted by Law) and (iv) agrees that it will not bring any Proceeding relating to this Agreement or the transactions contemplated hereby in any court other than the Court of Chancery of the State of Delaware (or, if such court shall be unavailable, any state or federal court sitting in the State of Delaware). The Parties agree that a final trial court judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law; provided, however, that nothing in the foregoing shall restrict any Party’s rights to seek any post-judgment relief regarding, or any appeal from, such final trial court judgment.

5.7        Waiver of Jury Trial.  EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE MERGER OR THE OTHER TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.7.

5.8        Assignment.  This Agreement shall not be assigned by any Party (including by operation of law, by merger or otherwise) without the prior written consent of (a) Parent, in the case of an assignment by any Stockholder and (b) each Stockholder, in the case of an assignment by Parent; provided that Parent may assign any of its rights and obligations to any direct or indirect subsidiary of Parent, but no such assignment shall relieve Parent of its obligations hereunder.  Subject to the preceding sentence, but without relieving any Party of any obligation hereunder, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

5.9       Descriptive Headings.  The table of contents and headings set forth in this Agreement or any schedule delivered pursuant to this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or such schedule or any term or provision hereof or thereof.

5.10      Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner.

5.11      Counterparts.  This Agreement may be executed manually or by other electronic transmission by the Parties, in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart hereof shall have been signed by each of the Parties and delivered to the other Parties.  The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .pdf or DocuSign format shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

5.12     Interpretation.  When a reference is made in this Agreement to sections, such reference shall be to a section of this Agreement, unless otherwise indicated.  Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.”  As used in this Agreement, the term “affiliates” shall have the meaning set forth in Rule 12b-2 of the Exchange Act.  The word “extent” and the phrase “to the extent” when used in this Agreement shall mean the degree to which a subject or other thing extends, and such word or phrase shall not merely mean “if.”  The term “or” is not exclusive, and shall be interpreted as “and/or.”  The phrases “the date of this Agreement,” “the date hereof,” “of even date herewith” and terms of similar import, shall be deemed to refer to the date set forth in the preamble to this Agreement.  All references herein to the subsidiaries of a Person shall be deemed to include all direct and indirect subsidiaries of such Person, unless otherwise indicated or the context otherwise requires.  A reference to any specific Law or to any provision of any Law, whether or not followed by the phrase “as amended,” includes any amendment to, and any modification, re-enactment or successor thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued thereunder or pursuant thereto, except that, for purposes of any representations and warranties in this Agreement that are made as of a specific date, references to any specific Law will be deemed to refer to such legislation or provision (and all rules, regulations and statutory instruments issued thereunder or pursuant thereto) as of such date.  The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

5.13      Publicity; Documentation and Information.  Each Stockholder agrees that it shall not make any public announcement regarding this Agreement or the transactions contemplated hereby without the prior written consent of Parent, except as may be required by applicable Law (provided that reasonable notice of any such disclosure will be provided to Parent, and such Stockholder will consider in good faith the reasonable comments of Parent with respect to such disclosure and otherwise cooperate with Parent in obtaining confidential treatment with respect to such disclosure). Each Stockholder consents to and hereby authorizes Parent, Merger Sub and the Company to publish and disclose in all documents and schedules filed with the SEC or any other Governmental Entity or applicable securities exchange, and any press release or other disclosure document that Parent, Merger Sub or the Company reasonably determines to be necessary or advisable in connection with the Merger or any other Transactions or this Agreement, including any registration statement and any definitive proxy statement/prospectus (and any amendments or supplements thereto), such Stockholder’s identity and ownership of such Stockholder’s Shares, the existence of this Agreement, the nature of such Stockholder’s commitments and obligations under this Agreement and such other information required in connection with such publication or disclosure (the “Stockholder Information”), and each Stockholder acknowledges that Parent, Merger Sub or the Company may, in Parent’s or the Company’s sole discretion, as applicable, file this Agreement or a form hereof with the SEC or any other Governmental Entity or securities exchange; provided that Parent shall (i) provide such Stockholder and its counsel a reasonable opportunity to review and comment on any such document, schedule, press release or other disclosure (including the registration statement and proxy statement/prospectus and any amendments or supplements thereto) that contains any Stockholder Information or otherwise refers to such Stockholder or this Agreement, prior to the filing or public release thereof, and (ii) give good faith consideration to all reasonable additions, deletions or changes suggested by such Stockholder or its counsel. Each Stockholder hereby agrees to cooperate with Parent and the Company in connection with such filings, including providing any of the Stockholder Information requested by Parent or the Company. As promptly as practicable, each Stockholder shall notify Parent and the Company of any required corrections with respect to any Stockholder Information supplied by such Stockholder, if and to the extent such Stockholder becomes aware that any such Stockholder Information shall have become false or misleading in any respect.

5.14      Capacity as Stockholder.  Each Stockholder signs this Agreement solely in such Stockholder’s capacity as a stockholder of the Company, and not, if applicable, in such Stockholder’s capacity as a director, officer or employee of the Company. Notwithstanding anything herein to the contrary, nothing in this Agreement shall in any way restrict a director or officer of the Company (including any officer, director or designee of any Stockholder or its affiliates serving on the Board of Directors of the Company) in the taking of any actions (or the failure to take any actions) in his or her capacity as a director or officer of the Company, or in the exercise of his or her fiduciary duties in his or her capacity as a director or officer of the Company, or prevent, or be construed to create any obligation on the part of, any director or officer of the Company from taking any action in his or her capacity as such director or officer, and no action or omission by any such Person in his or her capacity as a director or officer of the Company shall be deemed to constitute a breach of any provision of this Agreement.

5.15      Expenses.  All expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the Party incurring such expenses, whether or not the Merger or the Transactions are consummated.

5.16      Further Assurances.  Each Stockholder will execute and deliver, or cause to be executed and delivered, all further documents and instruments and use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law, to perform its obligations under this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties, intending to be legally bound hereby, have executed or caused this Agreement to be executed in counterparts, all as of the day and year first above written.

DOORDASH, INC.

By:
Name:	[●]
Title:	[●]

[STOCKHOLDER]:

[●]

By:
Name:	[●]
Title:	[●]

[STOCKHOLDER]:

[●]

By:
Name:	[●]
Title:	[●]

[STOCKHOLDER]:

[●]

By:
Name:	[●]
Title:	[●]

[STOCKHOLDER]:

[●]

By:
Name:	[●]
Title:	[●]

SCHEDULE A

EXISTING SHARES

Name of Stockholder	Number of Shares of Company Common Stock	Company Stock Options	Company Restricted Stock Units	Company Performance Stock Units
[●]	[●]	[●]	[●]	[●]
[●]	[●]	[●]	[●]	[●]
[●]	[●]	[●]	[●]	[●]